EXHIBIT 11

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                       Years Ended December 31,
                                                       ------------------------
                                                       2005             2004
                                                       ----             ----

Weighted average shares of common stock
  outstanding during the year                         3,440,254       3,421,254

Shares of common stock issuable in connection
  with assumed exercise of options under the
  treasury stock method                                  73,305          40,907
                                                   ------------     -----------

Total                                                 3,513,559       3,462,161
                                                   ============     ===========

Net income                                         $  2,409,553     $ 1,647,558
                                                   ============     ===========

Per share amount - basic                           $      0.70      $      0.48

Per share amount - diluted                         $      0.69      $      0.48